                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K
                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                        Securities Exchange Act of 1934


                               November 17, 1998
                                January 19, 1999
                       ---------------------------------
                       (Date of earliest event reported)
                                (Date of Report)


                              RITE AID CORPORATION
           ---------------------------------------------------------
             (Exact name of Registrant as specified in its charter)


           Delaware                1-5742                  23-1614034
       ------------------------------------------------------------------
         (State of         (Commission File No.)         (IRS Employer
       Incorporation)                                 Identification No.)


                 30 Hunter Lane, Camp Hill, Pennsylvania 17011
          ------------------------------------------------------------
          (Address of principal executive offices, including zip code)


                                 (717) 761-2633
              ----------------------------------------------------
              (Registrant's telephone number, including area code)


                                 Not Applicable
         -------------------------------------------------------------
         (Former name or former address, if changed since last report)

ITEM 5.        OTHER EVENTS.

          On November 17, 1998, Rite Aid Corporation (the "Registrant") and Eli Lilly and Company ("Lilly") announced that they had entered into a Stock Purchase Agreement, pursuant to which the Registrant has agreed to acquire (the "PCS Acquisition") all of the outstanding capital stock of PCS Holding Corporation ("PCS"), a wholly owned subsidiary of Lilly. This Form 8-K is being filed to include the PCS audited consolidated financial statements as of December 31, 1996 and 1997 and for the years ended December 31, 1995, 1996 and 1997; the unaudited consolidated financial statements of PCS as of September 30, 1998 and for the nine months ended September 30, 1997 and 1998; and pro forma financial information giving effect to the PCS acquisition.

ITEM 7.        FINANCIAL STATEMENTS AND EXHIBITS

(a)  Financial statements of businesses acquired

     The audited consolidated financial statements of PCS Holding Corporation and Subsidiaries are included in this Form 8-K as follows:

     Report of Independent Auditors
     Consolidated Balance Sheets
          December 31, 1996 and 1997
     Consolidated Statements of Operations
          Years ended December 31, 1995, 1996 and 1997
     Consolidated Statements of Shareholders' Equity
          Years ended December 31, 1995, 1996 and 1997
     Consolidated Statements of Cash Flows
          Years ended December 31, 1995, 1996 and 1997
     Notes to Consolidated Financial Statements

     The unaudited consolidated financial statements of PCS Holding Corporation and Subsidiaries are included in this Form 8-K as follows:

     Consolidated Balance Sheet
          September 30, 1998
     Consolidated Statements of Operations
          Nine months ended September 30, 1997 and 1998
     Consolidated Statement of Shareholders' Equity
          Nine months ended September 30, 1998
     Consolidated Statements of Cash Flows
          Nine months ended September 30, 1997 and 1998
     Notes to Consolidated Financial Statements

(b) Pro forma financial information

     The unaudited pro forma condensed consolidated financial data herein includes the following:

            Introduction to pro forma condensed consolidated financial data.

            Unaudited pro forma condensed consolidated balance sheet
               November 28, 1998

            Unaudited pro forma condensed consolidated statements of operations
               Year ended February 28, 1998 and thirty-nine weeks ended November 28, 1998

            Notes to unaudited pro forma condensed consolidated financial data.

(c) Exhibits

            None.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                             RITE AID CORPORATION


                                             By: /s/ Elliot S. Gerson
                                                ----------------------------
                                                Name: Elliot S. Gerson
                                                Title: Senior Vice President,
                                                       General Counsel and
                                                       Secretary


Date: January 19, 1999

                                               Consolidated Financial Statements

                                                         PCS HOLDING CORPORATION
                                                                AND SUBSIDIARIES

                                                               December 31, 1997

                    PCS Holding Corporation and Subsidiaries

                       Consolidated Financial Statements

                  As of December 31, 1996 and 1997 and for the Years Ended December 31, 1995, 1996 and 1997



                                    CONTENTS


Report of Independent Auditors..........................................1

Consolidated Financial Statements

Consolidated Balance Sheets.............................................2
Consolidated Statements of Operations...................................3
Consolidated Statement of Shareholders' Equity..........................4
Consolidated Statements of Cash Flows...................................5
Notes to Consolidated Financial Statements..............................6

                         [ERNST & YOUNG LLP LETTERHEAD]


                         Report of Independent Auditors

Shareholders
PCS Holding Corporation and Subsidiaries

We have audited the accompanying consolidated balance sheets of PCS Holding Corporation and Subsidiaries as of December 31, 1996 and 1997, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of PCS Holding Corporation and Subsidiaries at December 31, 1996 and 1997, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.


                                             [Ernst & Young LLP]

December 11, 1998

                    PCS Holding Corporation and Subsidiaries
                          Consolidated Balance Sheets
                   (Dollars in thousands, except par values)

                                                                                        DECEMBER 31
                                                                                   1996             1997
                                                                                   ----             ----
ASSETS
Current assets:
  Cash and cash equivalents..................................................   $    2,025       $    2,157
  Accounts receivable, less allowances of $14,630 in 1996 and
    $12,995 in 1997..........................................................      367,518          374,853
  Due from Parent............................................................       54,471          158,948
  Other receivables..........................................................        1,521            1,225
  Inventories................................................................        4,678           12,146
  Prepaid expenses...........................................................        2,301            1,948
  Deferred income taxes......................................................       23,681           16,570
                                                                                ----------       ----------
Total current assets.........................................................      456,195          567,847

Goodwill, net of amortization of $214,160 in 1996 and
  $279,170 in 1997..........................................................      3,846,543        1,436,289
Property and equipment, net.................................................         84,704           79,568
Deferred income taxes.......................................................          1,488            2,896
Other assets, net...........................................................         13,690           16,632
                                                                                 ----------       ----------
Total assets................................................................     $4,402,620       $2,103,232
                                                                                 ==========       ==========

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Claims and rebates payable................................................    $  341,552        $  354,341
  Checks outstanding in excess of bank balances.............................       173,419           234,131
  Deposits..................................................................        16,249            22,713
  Other liabilities.........................................................        81,700           103,550
                                                                                ----------        ----------
Total current liabilities...................................................       612,920           714,735


Noncurrent liabilities......................................................        17,743            14,163

Shareholders' equity:
  Common stock, $.01 par value; 1,000 shares authorized;
    100 and 0 shares outstanding at December 31, 1996 and 1997,
    respectively............................................................            --                --
  Class A voting common stock, $1 par value; 1,000 shares authorized;
    0 and 565 shares outstanding at December 31, 1996 and 1997,
    respectively............................................................            --                 1
  Class B voting convertible preferred stock, $1 par value; 0 and 160 shares authorized and outstanding at December 31, 1996 and 1997,
    respectively............................................................            --                --
Additional paid-in capital..................................................     3,953,037         3,953,036
Accumulated deficit.........................................................      (181,080)       (2,578,703)
                                                                                ----------        ----------
Total shareholders' equity..................................................     3,771,957         1,374,334
                                                                                ----------        ----------
Total liabilities and shareholders' equity..................................    $4,402,620        $2,103,232
                                                                                ==========       ===========

See accompanying notes.

                    PCS Holding Corporation and Subsidiaries

                     Consolidated Statements of Operations

                             (Dollars in thousands)

                                               YEARS ENDED DECEMBER 31
                                        1995           1996            1997
                                      --------       ---------      -----------
REVENUE
Claims processing                     $151,764       $ 146,929      $   171,371
Manufacturer programs                   40,798          63,666          101,808
Mail order programs                     36,309         111,090          224,094
Other                                   26,130          32,814           50,152
                                      --------       ---------      -----------
                                       255,001         354,499          547,425

EXPENSES
Cost of services                       163,142         248,015          428,705
Marketing and administrative            84,705         103,822           98,972
Goodwill amortization                  101,684         101,518           65,010
Asset impairment                            --              --        2,345,244
Interest, net                            1,979           1,164           (1,202)
                                      --------       ---------      -----------
                                       351,510         454,519        2,936,729
                                      --------       ---------      -----------
Loss before income taxes               (96,509)       (100,020)      (2,389,304)

Income tax expense                       1,393           6,213            6,264
                                      --------       ---------      -----------
Net loss                              $(97,902)      $(106,233)     $(2,395,568)
                                      ========       =========      ===========

See accompanying notes.

                    PCS Holding Corporation and Subsidiaries

                 Consolidated Statement of Shareholders' Equity

                            Years Ended December 31

                             (Dollars in thousands)


                                        COMMON STOCK     CLASS A STOCK     CLASS B STOCK
                                      ----------------------------------------------------  ADDITIONAL
                                      NUMBER OF   PAR   NUMBER OF   PAR   NUMBER OF   PAR    PAID-IN    ACCUMULATED
                                       SHARES    VALUE   SHARES    VALUE   SHARES    VALUE   CAPITAL      DEFICIT        TOTAL
                                      --------------------------------------------------------------------------------------------
Balance at January 1, 1995              100      $ --      --      $ --      --      $ --   $3,953,037  $    23,055   $ 3,976,092
Net loss                                 --        --      --        --      --        --           --      (97,902)      (97,902)
                                      --------------------------------------------------------------------------------------------
Balance at December 31, 1995            100        --      --        --      --        --    3,953,037      (74,847)    3,878,190
Net loss                                 --        --      --        --      --        --           --     (106,233)     (106,233)
                                      --------------------------------------------------------------------------------------------
Balance at December 31, 1996            100        --      --        --      --        --    3,953,037     (181,080)    3,771,957
Net loss                                 --        --      --        --      --        --           --   (2,395,568)   (2,395,568)
Recapitalization, on October 7, 1997   (100)       --     565         1     160        --           (1)          --            --
Dividends to Class B shareholder         --        --      --        --      --        --           --       (2,055)       (2,055)
                                      --------------------------------------------------------------------------------------------
Balance at December 31, 1997             --      $ --     565      $  1     160      $ --   $3,953,036  $(2,578,703)  $ 1,374,334
                                      ============================================================================================


See accompanying notes.

                    PCS Holding Corporation and Subsidiaries
                     Consolidated Statements of Cash Flows
                             (Dollars in thousands)


                                                         YEARS ENDED DECEMBER 31
                                                       1995        1996         1997
                                                       -----------------------------------
OPERATING ACTIVITIES
Net loss                                               $(97,902)   $(106,233)   $(2,395,568)
Adjustments to reconcile net loss to net cash
  provided by (used in) operating activities:
    Depreciation and amortization                       116,564      118,163         82,694
    Asset impairment                                         --           --      2,345,244
    Provision for losses on receivables and other
      allowances                                          6,008       13,525         12,091
    Deferred income tax expense                           1,211        8,558          5,703
    Changes in operating assets and liabilities:
      Receivables                                        15,200      117,619         (9,236)
      Inventories                                          (325)      (3,649)        (7,468)
      Prepaid expenses                                   (3,977)         410            353
      Claims and rebates payable                         57,450      (56,002)        12,789
      Checks outstanding in excess of bank balances      32,578      (93,356)        60,712
      Accrued and other liabilities                     (11,006)      (4,946)        14,840
                                                       ------------------------------------
Net cash provided by (used in) operating activities     115,801       (5,911)       122,154

INVESTING ACTIVITIES
Additions to property and equipment                     (17,591)     (17,525)       (10,047)
Change in other long-term assets                         (2,849)     (13,074)        (5,443)
                                                       ------------------------------------
Net cash used in investing activities                   (20,440)     (30,599)       (15,490)

FINANCING ACTIVITIES
Change in due to/from Parent                            (95,772)      36,061       (104,477)
Dividends to Class B shareholder                             --           --         (2,055)
                                                       ------------------------------------
Net cash (used in) provided by financing activities     (95,772)      36,061       (106,532)
                                                       ------------------------------------
Net (decrease) increase in cash                            (411)        (449)           132
Cash at beginning of year                                 2,885        2,474          2,025
                                                       ------------------------------------
Cash at end of year                                    $  2,474    $   2,025      $   2,157
                                                       ====================================

SUPPLEMENTAL CASH FLOW INFORMATION
Cash paid for interest                                 $  1,983    $     363      $     566
                                                       ====================================
Cash paid for income taxes                             $  4,317    $     645      $   1,706
                                                       ====================================

See accompanying notes.

                    PCS HOLDING CORPORATION AND SUBSIDIARIES


                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             (Dollars in thousands)


1. DESCRIPTION OF BUSINESS

PCS Holding Corporation and Subsidiaries ("the Company") is an information-driven health solutions company operating in the United States. The Company provides managed pharmaceutical-related programs and services that can directly and positively improve the health of patients, and help reduce health care costs.

On November 21, 1994, the Company was acquired by Eli Lilly and Company ("Parent") for approximately $4.1 billion. The acquisition was accounted for as a purchase by its Parent, and the resulting goodwill was pushed down to the Company's consolidated balance sheet (see Asset Impairment note).

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying consolidated financial statements of the Company include PCS Holding Corporation and its wholly owned subsidiaries. All material intercompany balances and transactions have been eliminated in consolidation.

Management believes that the consolidated statements of operations include an appropriate allocation of all material costs incurred by the Parent on the Company's behalf.

Reclassifications

Certain reclassifications have been made to the 1996 and 1995 consolidated financial statements to conform with the classifications of the 1997 consolidated financial statements.

Use of Estimates

The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues, expenses and related disclosures at the date of the consolidated financial statements and during the reporting period. Actual results could differ from those estimates.

New Financial Accounting Standards

In June 1997, Statement of Financial Accounting Standard (SFAS) No. 130, Reporting Comprehensive Income, was issued. The statement must be adopted by the Company in the first quarter of 1998. Under the provisions of this statement, the Company will be required to include

                    PCS Holding Corporation and Subsidiaries

                             (Dollars in thousands)


2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

a financial statement presentation of comprehensive income and its components to conform to these new requirements. As a consequence of this change, certain reclassifications may be necessary for previously reported amounts to achieve the required presentation of comprehensive income. Implementation of this disclosure standard will not affect the Company's financial position or results of operations.

In June 1997, SFAS No. 131, Disclosure about Segments of an Enterprise and Related Information, was issued. The statement must be adopted by the Company on December 31, 1998. Under the provisions of this statement, the Company will be required to modify or expand the financial statement disclosures for operating segments, products and services and geographic areas. Implementation of this disclosure standard will not affect the Company's financial position or results of operations.

In December 1997, SFAS No. 132, Employers' Disclosures about Pensions and Other Postretirement Benefits, was issued and is effective for the Company's 1998 fiscal year. The statement revises current disclosure requirements for employers' pensions and other retiree benefits. Implementation of this disclosure standard will not affect the Company's financial position or results of operations.

Concentrations of Credit Risk

Financial instruments that subject the Company to credit risk consist principally of (i) claims reimbursement receivables and claim fees receivable and (ii) the Company's portion of manufacturer program receivables. The Company monitors the credit worthiness of the customers to which it grants credit terms in the normal course of business and takes deposits from customers when considered necessary to collateralize its position. Concentrations of credit risk associated with these trade receivables are considered minimal due to a diverse, geographically dispersed customer base. However, one customer accounted for 8.5 percent, 5.5 percent, and 4.7 percent of the Company's revenues during 1995, 1996, and 1997, respectively.

Manufacturer program receivables are concentrated in the drug manufacturing industry and had a net balance of $36,030 and $55,053 at December 31, 1996 and 1997, respectively.

Cash and Cash Equivalents

Cash and cash equivalents include all highly liquid financial instruments purchased with a maturity of three months or less, and the carrying value approximates fair value.

                    PCS Holding Corporation and Subsidiaries

                             (Dollars in thousands)



2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Accounts Receivable and Claims and Rebates Payable


Accounts receivable consists primarily of claims reimbursement receivables, claims processing fees receivable and manufacturer program receivables. Because these items are short-term in nature, their carrying amounts approximate fair value.

Claims reimbursement receivables and claims payables arise from the adjudication of pharmacy claims. These amounts, along with the related claims processing fees receivable, are recorded when a reimbursement request is received by the Company. Reimbursements for claim payments are not included in revenues, and payments to member pharmacies are not included in expenses. Checks outstanding are classified as liabilities because they are drawn on zero balance accounts.

Manufacturers' rebates receivable and rebates payable arise from manufacturers' rebate programs and are recorded when a claim eligible for rebate is processed by the Company. Rebates are paid to customers upon collection from manufacturers and are either contractually limited to actual collections from manufacturers or are guaranteed for a certain rebate per claim. Liabilities associated with the guarantees per claim are included in other liabilities. The Company generally retains a portion of rebates collected as a processing fee. The remainder of rebates collected is not included in revenues, and payments of rebates to customers are not included in expenses.


Due from Parent

The Company participates in the daily cash management program of its Parent through which it invests excess cash and has access to short-term borrowings. The Company pays or receives interest on its balances in the program at the per annum interest rate of 90-day dealer placed commercial paper.


Inventories

Inventories consist primarily of pharmaceutical products for the mail order programs. Inventories are recorded at the lower of cost or market. Cost is determined using the first-in, first-out method.


Deferred Income Taxes

Deferred income taxes are recognized for the future tax effects of temporary differences between financial and income tax reporting based on enacted tax laws and rates.

                    PCS Holding Corporation and Subsidiaries

                             (Dollars in thousands)


2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Goodwill

Goodwill represents the amount of the purchase price paid in excess of the net tangible assets acquired and is being amortized on a straight-line basis over 40 years. On a periodic basis, the Company estimates the future undiscounted cash flows of its business to which goodwill relates in order to ensure that the carrying value of goodwill has not been impaired (see Asset Impairment note).

Property and Equipment

Property and equipment is stated at cost, less accumulated depreciation. Provisions for depreciation are generally computed by the straight-line method at rates based on the estimated useful lives of the underlying assets as follows:

     Buildings and improvements                        5 to 20 years
     Equipment                                          3 to 5 years
     Furniture and fixtures                                 10 years

When property or equipment is retired or sold, its cost and related accumulated depreciation are written off and the resulting gain or loss is included in net earnings.

Other Assets

Other assets consist primarily of capitalized computer software costs, which are stated at cost less accumulated amortization. Provisions for amortization of capitalized computer software costs are computed under the straight-line method at rates based on the estimated useful lives of the software, which range from 2 to 8 years.

Revenues

Revenues include claims processing fees which are accrued when the related claim is processed and approved for payment. Certain of the Company's agreements require its customers to pay a fee per covered member rather than a fee per claim processed. The Company records these fees monthly based upon member counts provided by its customers. Revenues from manufacturer programs are recognized when services are performed. Mail order program revenue is recognized when prescriptions are shipped. Other revenues are generally recognized as the related services are performed.

                    PCS Holding Corporation and Subsidiaries

                             (Dollars in thousands)



2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Total sales to unaffiliated customers, all of which are generated in the United States, were approximately $225,000, $347,000 and $527,000 during 1995, 1996, and 1997, respectively.

3. ASSET IMPAIRMENT

The Parent purchased the Company for approximately $4.1 billion in November 1994. Substantially all of the purchase price was allocated to goodwill.

During 1997, pursuant to SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed of, the Parent evaluated the recoverability of long-lived assets, including intangibles, of the Company's health-care-management businesses. While revenues and profits had grown since acquisition and new capabilities were being developed at the Company, the rapidly changing, competitive and highly regulated environment in which the Company operates had prevented the Company from significantly increasing its operating profits from levels that existed prior to the acquisition. In addition, since the acquisition, the health-care-industry trend toward increased managed care had been slower than originally expected and the possibility of selling a portion of the Company's equity to a strategic partner had not been realized. In the second quarter of 1997, concurrent with the Company's annual planning process, the Parent determined that the Company's estimated future undiscounted cash flows were below the carrying value of the Company's long-lived assets. Accordingly, the carrying value of the Company's long-lived assets, primarily goodwill, was adjusted to their estimated fair value of approximately $1.5 billion, resulting in a noncash impairment loss of approximately $2.3 billion during 1997. The estimated fair value was based on anticipated future cash flows discounted at a rate commensurate with the risk involved.

4. PROPERTY AND EQUIPMENT

Property and equipment consists of the following at December 31:

                                    1996           1997
                                  --------       --------
Land                              $ 29,329       $ 29,329
Buildings and improvements          36,885         31,905
Equipment                           78,193         86,362
Furniture and fixtures              14,100         14,689
Construction in progress                 -          4,077
                                  --------       --------
                                   158,507        166,362
Accumulated depreciation           (73,803)       (86,794)
                                  --------       --------
                                  $ 84,704       $ 79,568
                                  ========       ========

                    PCS Holding Corporation and Subsidiaries

                             (Dollars in thousands)


4. PROPERTY AND EQUIPMENT (CONTINUED)

Depreciation expense during 1995, 1996 and 1997 was $12,359, $15,499 and $15,191, respectively.


5. INCOME TAXES

The Company was included in its Parent's consolidated federal income tax returns for periods from January 1, 1995 through October 15, 1997. For the period from October 16, 1997 through December 31, 1997, the Company filed its own tax return (see Stockholders' Equity note). The Company's income tax expense provision has been computed as if the Company filed separate income tax returns for all years.


Following is the composition of income tax expense for the years ended December 31:

                                            1995           1996           1997
                                           ------         ------         ------

Current:
  Federal ............................     $  128        $(3,498)         $(400)

  State ..............................         54          1,153            961
                                           ------         ------         ------
                                              182         (2,345)           561

Deferred:
  Federal ............................        848          1,523          5,440
  State ..............................        363          7,035            263
                                           ------         ------         ------
                                            1,211          8,558          5,703
                                           ------         ------         ------
                                           $1,393         $6,213         $6,264
                                           ======         ======         ======



Income tax expense differs from the amount computed by applying the federal statutory rate to the loss before income taxes for the years ended December 31 as follows:

                                             1995          1996         1997
                                           --------      --------     ---------
Income tax benefit computed at
  federal statutory rate ...               $(34,271)     $(35,007)    $(836,975)

State income taxes, net of federal
  benefit .............................         275         5,342           385

Amortization of goodwill ..............      36,082        35,531        22,754

Asset impairment ......................          --            --       820,835

Other, net ............................        (693)          347          (735)
                                           --------      --------     ---------
                                            $ 1,393       $ 6,213      $  6,264
                                           ========      ========     =========

                    PCS Holding Corporation and Subsidiaries

                             (Dollars in thousands)


5. INCOME TAXES (CONTINUED)

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred income tax assets and liabilities at December 31 are as follows:

                                                              1996           1997
                                                            ----------------------
     Current deferred income tax assets:
       Risk reserves                                        $14,131        $12,614
       Allowances                                             9,435          3,634
       Accrued vacation pay                                      22              -
       Deferred compensation                                     93            136
       Other                                                      -            186
                                                            ----------------------
     Net current deferred income tax asset                  $23,681        $16,570
                                                            ======================

     Long-term deferred income tax (liabilities) assets:
       Risk reserves                                        $ 1,097        $   206
       Postretirement plan                                    1,986          1,894
       Deferred compensation                                  2,076          2,747
       Net operating loss carryforward                          458          1,360
       Capitalized software                                     759         (1,136)
       Accelerated depreciation                              (4,067)        (4,324)
       Other                                                   (821)         2,149
                                                            ----------------------
     Net long-term deferred income tax asset                $ 1,488        $ 2,896
                                                            ======================

The Company's federal net operating loss carryforward will expire in 2012. Management expects to utilize the net operating loss carryforward in 1998.

6. OTHER CURRENT LIABILITIES

Other current liabilities consist of the following at December 31:

                                1996          1997
                              ----------------------
     Accounts payable         $12,598       $ 31,778
     Employee compensation     15,700         24,905
     Other                     53,402         46,867
                              ----------------------
                              $81,700       $103,550
                              ======================

                    PCS Holding Corporation and Subsidiaries

                             (Dollars in thousands)


7. LEASES

Future minimum operating lease payments for facilities and equipment at December 31, 1997 are as follows:

             1998................................ $ 9,258
             1999................................   4,734
             2000................................   1,746
             2001................................     718
             2002................................     491
             Thereafter..........................     445
                                                  -------
                                                  $17,392
                                                  =======

Rent expense during 1995, 1996, and 1997 was $9,620, $12,556, and $14,287,
respectively.

8. COMMITMENTS AND CONTINGENCIES

The Company enters into risk contracts with certain customers in the ordinary course of business. These contracts provide that the Company assume varying percentages of the risk associated with claims experience differing from fixed fee arrangements under managed care programs. In addition, the Company guarantees a specific amount of savings for certain customers. Included in other liabilities in the accompanying consolidated balance sheets are management's estimates of the amounts required to cover losses incurred under such contracts.

The Company is subject to various claims, including possible legal actions brought by plan sponsors for alleged errors or omissions arising out of the ordinary course of business. Management believes that it has a combination of adequate insurance coverage and reserves against potential losses and that the outcome of such claims will not have a material adverse effect on the Company's consolidated financial position or results of operations.

9. SHAREHOLDERS' EQUITY

At December 31, 1995 and 1996, the Company's capital structure included one cent par value preferred stock; 10,000,000 shares authorized; no shares outstanding, and one cent par value common stock; 1,000 shares authorized; 100 shares outstanding.

On October 7, 1997, the Certificate of Incorporation for PCS Holding Corporation was restated. Upon filing the Restated Certificate of Incorporation, the shares of Common Stock of PCS

                   PCS Holding Corporation and Subsidiaries

                             (Dollars in thousands)

9. SHAREHOLDERS' EQUITY (CONTINUED)

Holding Corporation then outstanding were recapitalized into the aggregate of 565 shares of Class A voting common stock and 160 shares of Class B voting convertible preferred stock of PCS Holding Corporation.

Under the Restated Certificate of Incorporation, the Company has authority to issue 1,000 shares of Class A stock, 160 shares of Class B Stock, and 1,000 shares of Class C Stock, par value of one dollar per share, issuable in series.

The Company issued 565 shares of Class A stock and 160 shares of Class B stock to Lilly, who then sold the Class B shares to an institutional investor (see Subsequent Events note). The Class B stock is convertible preferred stock and pays dividends on a quarterly basis at 25 basis points above the three-month LIBOR rate. The Class B stock is convertible on a one-to-one basis into the Company's Class A stock at the option of the holder at any time. The Company may redeem the Class B stock for $1,000 per share plus accrued and unpaid dividends five years from the date of issuance and upon each fifth-year anniversary thereafter. Also, the stock may be redeemed by the Company upon various redemption events, as defined in the stockholder's agreement, or at the option of the holder seven years from the date of issuance for $1,000 per share plus accrued and unpaid dividends.

In the event of any voluntary or involuntary liquidation, dissolution or winding-up of the affairs of the Company, the Class B stockholders are entitled to be paid out of the assets of the Company available for distribution to its stockholders an amount per share in cash equal to $1,000 plus all accrued and unpaid dividends, before any such payment shall be made or assets distributed to the holders of the Class A Stock, or any other security junior in rank to the Class B stock.

No shares of Class C stock have been issued or are outstanding.

10. RETIREMENT BENEFITS

The Company has a defined benefit pension plan (the Plan) covering substantially all of its employees. Plan benefits are based on years of service and the employee's compensation during the last five years of employment. The Company's funding policy is to contribute annually the minimum amount that is required to be funded in accordance with provisions of the Employee Retirement Income Security Act of 1974 (ERISA). Plan assets consist primarily of equity and fixed income securities. Contributions are intended to provide not only for benefits attributed to service to date, but also for those expected to be earned in the future.

                    PCS Holding Corporation and Subsidiaries

                             (Dollars in thousands)


10. RETIREMENT BENEFITS (CONTINUED)

The following table sets forth the Plan's funded status and amounts recognized in the Company's consolidated financial statements as provided by consulting actuaries:

                                                                         DECEMBER 31
                                                                        1996     1997
                                                                      -----------------
Actuarial present value of benefit obligations:
  Accumulated benefit obligation, including vested benefits of
    $4,827 in 1996 and $7,993 in 1997                                 $ 6,994   $11,669
                                                                      =================
Projected benefit obligation for service rendered to date             $12,397   $21,969
Plan assets at fair value, primarily listed stocks and bonds            8,861    13,978
                                                                      -----------------
Funded status - deficiency of plan assets over projected benefit
  obligation                                                          $ 3,536   $ 7,991
                                                                      =================
Comprised of:
  Accrued pension cost                                                $ 3,929   $ 3,105
  Unrecognized net (gain) loss                                           (393)    4,886
                                                                      -----------------
                                                                      $ 3,536   $ 7,991
                                                                      =================

Net pension cost includes the following components:

                                                         YEARS ENDED DECEMBER 31
                                                        1995      1996      1997
                                                       ---------------------------
Service cost - benefits earned during period           $1,835    $2,497    $ 2,843
Interest cost on projected benefit obligation             554       837        991
Return on plan assets                                    (366)     (784)    (1,452)
Net amortization and deferral                               -       265        481
                                                       ---------------------------
                                                       $2,023    $2,815    $ 2,863
                                                       ===========================

                    PCS HOLDING CORPORATION AND SUBSIDIARIES

                             (Dollars in thousands)


10. RETIREMENT BENEFITS (CONTINUED)

The assumptions used to develop the Plan's benefit expense and the value of the accumulated benefit obligations are as follows:



                                                    1995       1996       1997
                                                  ------------------------------
Weighted-average discount rate                        7.6%       8.1%       7.5%
Rate of increase in future compensation levels    4.5-9.5%   4.5-8.0%   4.0-8.0%
Weighted-average expected long-term rate of
  return on plan assets                              10.5%      10.5%      10.5%


The discount rate decrease between December 31, 1996 and 1997, increased the projected benefit obligation by approximately $2.5 million.

The Company also sponsors a defined contribution plan (the Savings Plan) covering substantially all employees. The Savings Plan is subject to the provisions of ERISA. The Savings Plan allows participants to contribute up to sixteen percent of their base pay and the Company matches the contribution between fifty and 100 percent up to a maximum contribution of six percent of base pay. The expense recognized related to the Savings Plan is $1,228, $3,019, and $3,352 in 1995, 1996, and 1997, respectively.

In addition to the defined benefit and defined contribution pension plans, the Company also provides postretirement benefits in the form of health plan benefits. Substantially all employees are eligible for these benefits if the sum of an employee's age and the employee's years of service is equal to or greater than eighty. The amount of health care benefits an employee is eligible for is based on the level of health plan benefits at retirement and Medicare benefits. This plan is currently unfunded and the Company has no immediate plans to fund it. Included in the acquisition balance sheet recorded in connection with the Parent's acquisition was $900 in accrued medical cost. The Company and the Parent did not agree upon a post-acquisition substantive plan until 1996. As a result, there was no net postretirement benefit cost in 1995 and there were no other changes to the accrual in 1995.

                    PCS Holding Corporation and Subsidiaries

                             (Dollars in thousands)


10.  RETIREMENT BENEFITS (CONTINUED)

The following table sets forth the funded status of these additional postretirement plans and amounts recognized in the Company's 1996 and 1997 consolidated financial statements as provided by consulting actuaries:

                                                                            December 31
                                                                         1996        1997
                                                                        ------------------
Actuarial present value of postretirement benefit obligations:
Accumulated postretirement benefit obligation, including $22 and $140 resulting from retirees, $281 and $489 resulting
  from other fully eligible plan participants, $1,108 and $1,389 resulting from other active plan participants at December 31,
  1996 and December 31, 1997, respectively                               $1,411      $2,018
Plan assets at fair value                                                    --          --
                                                                         ------      ------
Funded status-deficiency of plan assets over accumulated
  postretirement benefit obligation                                      $1,411      $2,018
                                                                         ======      ======

Comprised of:
  Accrued medical cost                                                   $1,323      $1,826
  Unrecognized prior service cost                                           185         139
  Unrecognized net (gain) loss                                              (97)         53
                                                                         ------      ------
                                                                         $1,411      $2,018
                                                                         ======      ======

Net postretirement benefit cost includes the following components:

                                                                  Years Ended December 31
                                                               1995        1996        1997
                                                              ------------------------------
Service cost--benefits earned during period                   $ --        $292       $344
Interest cost on accumulated postretirement benefit
  obligation                                                    --          85        113
Net amortization                                                --          46         46
                                                              ----        ----       ----
                                                              $ --        $423       $503
                                                              ====        ====       ====

As the plan is currently unfunded, there are no plan assets on which a return is earned.

                    PCS HOLDING CORPORATION AND SUBSIDIARIES

                             (Dollars in thousands)


10. RETIREMENT BENEFITS (CONTINUED)

The assumptions used to develop the net postretirement benefit expense and the value of the accumulated postretirement benefit obligations are as follows:

                                                    1995       1996        1997
                                                    -----      -----       -----
Weighted-average discount rate                       7.5%       8.0%        7.5%
Expected long-term rate of return                   10.5%      10.5%       10.5%
Health care cost trend rate for participants:
Under age 65                                         7.0%       7.0%        7.0%
Over age 65                                          5.0%       5.0%        5.0%


The health care cost trend rate for post-65 participants is expected to remain at 5 percent per annum. The health care cost trend rate for pre-65 participants is expected to decrease in 0.5 percent annual increments from 7 percent in 1998 to 5 percent in 2002 and is expected to remain at 5 percent after 2002.

If these trends rates were to be increased by one percentage point each future year, the December 31, 1997, accumulated postretirement benefit obligation would increase by 10 percent and the aggregate of the service and interest cost components of 1997 annual expense from continuing operations would increase by 14 percent. The decrease in the discount rate at December 31, 1997, increased the accumulated postretirement benefit obligation by approximately $.1 million.

11. RELATED PARTY TRANSACTIONS

Certain expenses, principally employee benefits and general liability and workers' compensation insurance premiums, are paid on behalf of, and charged to the Company by the Parent. In addition, the Company uses certain resources and administrative staff of its Parent, including financial, legal, tax, internal audit, accounting advice, and other personnel and employee benefit services. Management believes that the consolidated statements of operations include an appropriate allocation of all material costs incurred by the Parent on the Company's behalf.

Certain of the Company's employees are periodically granted options by the Parent to purchase the Parent's stock. The exercise price of these options is equal to the market value of the stock at the date of grant.

                    PCS HOLDING CORPORATION AND SUBSIDIARIES

                             (Dollars in thousands)

11.  RELATED PARTY TRANSACTIONS (CONTINUED)

The Company additionally recognized the following transactions with the Parent in its consolidated statements of operations:

                                                  1996             1997
                                                ------------------------
Revenue:
  Administration fee revenue                    $  825           $ 3,147
  Outcomes research revenue                      3,500             3,720
  RxReview revenue                               2,700             8,100
  Other                                             --             5,660
                                                ------------------------
Total revenue                                   $7,025           $20,627
                                                ========================

There were no such transactions in 1995.

12.   IMPACT OF YEAR 2000 (UNAUDITED)

The Company has determined that it will be required to modify or replace certain portions of its software, hardware and equipment so that its systems and equipment will function properly with respect to dates in the year 2000 and thereafter. The Company is utilizing both internal and external resources to reprogram, or replace, and test the software and equipment for year 2000 readiness. The majority of the Company's business is performed with third parties via interfaced systems. As a result, the Company's Year 2000 project includes a review of the third parties to determine the extent the company will be affected by third party failures to mitigate their own Year 2000 issues.

The Company anticipates substantially completing the Year 2000 project by June 1999. The total cost of the Year 2000 project is estimated to be approximately $11.3 million, which includes approximately $.3 million for the purchase of new software and equipment that will be capitalized and $11 million that will be expensed as incurred, and is not expected to have a material effect on the results of operations. To date, the Company has incurred approximately $3.4 million ($3.1 million expensed and $.3 million capitalized for new systems and equipment), related to the assessment of, and preliminary efforts on, its Year 2000 project and the development of a modification plan, purchase of new systems and equipment, and systems modifications.

The costs for the year 2000 project and the date on which the Company believes it will complete the year 2000 modifications are based on management's best estimates, which were derived utilizing numerous assumptions of future events, including the continued availability of certain resources. In the event that the remediation plans are unsuccessful, the Company is developing

                    PCS HOLDING CORPORATION AND SUBSIDIARIES

                             (Dollars in thousands)

12.  IMPACT OF YEAR 2000 (UNAUDITED)(CONTINUED)

a contingency plan for continuing operations. The Company's operating results could be materially impacted if actual costs of the Year 2000 project are significantly higher than management estimates or if the systems and equipment of the Company or those of other companies on which it relies are not compliant in a timely manner.

13.  SUBSEQUENT EVENTS

In November 1998, the Parent entered into an agreement with Rite Aid Corporation (Rite Aid) whereby Rite Aid will purchase from the Parent all shares of the Company's Class A stock for approximately $1.5 billion, with the Parent retaining $100 million of additional cash. In connection with this transaction, the Company bought back all outstanding Class B shares for $172,660. Class B dividends of $5,671 were paid at the time of the buy back of the Class B shares. The buy back of the Class B shares and the payment of the dividends were primarily funded by a $177,120 capital contribution from the Parent.

The terms of the sale agreement support the future benefit of the carrying value of goodwill and net deferred tax assets. The Company is not aware of any plans or intentions, in connection with the proposed sale, to terminate any of the Company's pension or other postretirement employee benefit plans.

                                  Consolidated Financial Statements (Unaudited)

                                  PCS HOLDING CORPORATION
                                  AND SUBSIDIARIES

                                  As of September 30, 1998 and for the Nine
                                  Months Ended September 30, 1998 and 1997

                    PCS Holding Corporation and Subsidiaries


                       Consolidated Financial Statements
                                  (Unaudited)

             As of September 30, 1998 and for the Nine Months Ended
                          September 30, 1998 and 1997



                                    CONTENTS

Consolidated Financial Statements (Unaudited)

Consolidated Balance Sheet................................................ 1
Consolidated Statements of Operations..................................... 2
Consolidated Statement of Shareholders' Equity............................ 3
Consolidated Statements of Cash Flows..................................... 4
Notes to Consolidated Financial Statements................................ 5

                    PCS HOLDING CORPORATION AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEET
                                  (UNAUDITED)

                               September 30, 1998
                   (Dollars in thousands, except par values)





ASSETS
Current assets:
  Cash and cash equivalents                             $      3,848
  Accounts receivable, less
  allowances of $7,715                                       403,486
  Due from Parent                                            119,248
  Other receivables                                            1,022
  Inventories                                                 15,270
  Prepaid expenses                                             2,060
  Deferred income taxes                                       15,681
                                                        ------------

Total current assets                                         560,615

Goodwill, net of amortization of $308,370                  1,407,090
Property and equipment, net                                   70,040
Other assets, net                                             30,614
                                                        ------------
Total assets                                            $  2,068,359
                                                        ============

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Claims and rebates payable                            $    233,462
  Checks outstanding in excess of bank balances              320,803
  Deposits                                                    20,365
  Other liabilities                                          102,453
                                                        ------------
Total current liabilities                                    677,083


Noncurrent liabilities:
  Other liabilities                                           12,724
  Deferred income taxes                                        1,885


Shareholders' equity:
  Class A voting common stock, $1 par value; 1,000
    shares authorized; 565 shares outstanding                      1
  Class B voting convertible preferred stock, $1
    par value; 160 shares authorized and outstanding               -
Additional paid-in capital                                 3,952,908
Accumulated deficit                                       (2,576,242)
                                                        ------------
Total shareholders' equity                                 1,376,667
                                                        ------------
Total liabilities and shareholders' equity              $  2,068,359
                                                        ============

See accompanying notes.

                    PCS Holding Corporation and Subsidiaries

                     Consolidated Statements of Operations
                                  (Unaudited)

                             (Dollars in thousands)



                                                                    Nine Months Ended
                                                                      September 30
                                                                1997                     1998
                                                             -----------------------------------
REVENUE
Claims processing........................................... $   128,757               $ 107,213
Manufacturer programs.......................................      76,735                 130,029
Mail order programs.........................................     153,539                 329,575
Other.......................................................      24,232                  34,003
                                                             -----------------------------------
                                                                 383,263                 600,820

EXPENSES
Cost of services...........................................      302,409                 469,172
Marketing and administrative...............................       62,466                  72,619
Goodwill amortization......................................       55,276                  29,200
Asset impairment...........................................    2,345,244                      --
Interest, net..............................................         (864)                 (1,673)
                                                             -----------------------------------
                                                               2,764,531                 569,318
                                                             -----------------------------------
(Loss) income before income taxes..........................   (2,381,268)                 31,502
Income tax expense.........................................        5,339                  21,723
                                                             -----------------------------------
Net (loss) income..........................................  $(2,386,607)              $   9,779
                                                             ===================================


See accompanying notes

                    PCS Holding Corporation and Subsidiaries

                 Consolidated Statement of Shareholders' Equity
                                  (Unaudited)

                      Nine Months Ended September 30, 1998

                             (Dollars in thousands)


                                         Class A              Class B
                                    -----------------    -----------------
                                    Number of   Par      Number of   Par      Additional         Accumulated
                                    Shares      Value    Shares      Value    Paid-In Capital    Deficit         Total
                                    ---------------------------------------------------------------------------------------
Balance at January 1, 1998           565        $1        160        $ --     $3,953,036         $(2,578,703)    $1,374,334
Net income                            --        --         --          --             --               9,779          9,779
Dividends to Class B shareholder      --        --         --          --             --              (7,318)        (7,318)
Other equity transfers                --        --         --          --           (128)                 --           (128)
                                    ---------------------------------------------------------------------------------------
Balance at September 30, 1998        565        $1        160        $ --     $3,952,908         $(2,576,242)    $1,376,667
                                    =======================================================================================

See accompanying notes.

                    PCS Holding Corporation and Subsidiaries

                     Consolidated Statements of Cash Flows
                                  (Unaudited)

                             (Dollars in thousands)



                                                                  NINE MONTHS ENDED
                                                                     SEPTEMBER 30
                                                                  1997         1998
                                                               ------------------------
OPERATING ACTIVITIES
Net (loss) income............................................. $(2,386,607)  $   9,779
Adjustments to reconcile net (loss) income to net cash used
  in operating activities:
    Depreciation and amortization.............................      68,634      41,627
    Asset impairment..........................................   2,345,244          --
    Provision for losses on receivables and other allowances..       3,075       1,980
    Deferred income tax expense...............................       4,990       5,670
    Changes in operating assets and liabilities:
      Receivables.............................................     (39,327)    (25,910)
      Inventories.............................................      (1,209)     (3,124)
      Other current assets....................................         (76)       (112)
      Claims and rebates payable..............................    (134,929)   (120,879)
      Checks outstanding in excess of bank balances...........     100,975      86,672
      Accrued and other liabilities...........................      (5,236)     (9,384)
                                                               ------------  ---------
Net cash used in operating activities.........................     (44,466)    (13,681)

INVESTING ACTIVITIES
Additions to property and equipment...........................      (9,162)    (16,882)
                                                               ------------  ---------
Net cash used in operating activities.........................      (9,162)    (16,882)

FINANCING ACTIVITIES
Change in due to/from Parent..................................      53,766      39,572
Dividends to Class B shareholder..............................          --      (7,318)
                                                               ------------  ---------
Net cash provided by financing activities.....................      53,766      32,254
                                                               ------------  ---------
Net increase in cash.........................................          138       1,691
Cash at beginning of period..................................        2,025       2,157
                                                               ------------  ---------
Cash at end of period........................................  $     2,163   $   3,848
                                                               ===========   =========

SUPPLEMENTAL CASH FLOW INFORMATION
Cash paid for interest.......................................  $       413   $     469
                                                               ===========   =========
Cash paid for income taxes...................................  $     1,053   $   9,413
                                                               ===========   =========

See accompanying notes.

                    PCS Holding Corporation and Subsidiaries

                   Notes to Consolidated Financial Statements
                                  (Unaudited)
                             (Dollars in thousands)

1. DESCRIPTION OF BUSINESS

PCS Holding Corporation and Subsidiaries ("the Company") is an information-driven health solutions company operating in the United States. The Company provides managed pharmaceutical-related programs and services that can directly and positively improve the health of patients, and help reduce health care costs.

On November 21, 1994, the Company was acquired by Eli Lilly and Company ("Parent") for approximately $4.1 billion. The acquisition was accounted for as a purchase by its Parent, and the resulting goodwill was pushed down to the Company's consolidated balance sheet (see Asset Impairment note).

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying unaudited consolidated financial statements do not include all information and footnotes necessary for a fair presentation of consolidated financial position, results of operations, and cash flows in conformity with generally accepted accounting principles and therefore should be read with the audited December 31, 1997 consolidated financial statements.

All material intercompany balances and transactions have been eliminated in consolidation.

The accompanying consolidated financial statements reflect all adjustments which are, in the opinion of management, necessary for a fair presentation of the results of interim periods.

The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues, expenses and related disclosures at the date of the consolidated financial statements and during the reporting period. Actual results could differ from those estimates.

                    PCS Holding Corporation and Subsidiaries

                                  (Unaudited)

                             (Dollars in thousands)

3. ASSET IMPAIRMENT

The Parent purchased the Company for approximately $4.1 billion in November 1994. Substantially all the purchase price was allocated to goodwill.

During 1997, pursuant to Statement of Financial Accounting Standard No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of, the Parent evaluated the recoverability of long-lived assets, including intangibles, of the Company's healthcare-management businesses. While revenues and profits had grown since acquisition and new capabilities were being developed at the Company, the rapidly changing, competitive and highly regulated environment in which the Company operates had prevented the Company from significantly increasing its operating profits from levels that existed prior to the acquisition. In addition, since the acquisition, the health-care-industry trend toward increased managed care had been slower than originally expected and the possibility of selling a portion of the Company's equity to a strategic partner had not been realized. In the second quarter of 1997, concurrent with the Company's annual planning process, the Parent determined that the Company's estimated future undiscounted cash flows were below the carrying value of the Company's long-lived assets. Accordingly, the carrying value of the Company's long-lived assets, primarily goodwill, was adjusted to their estimated fair value of approximately $1.5 billion, resulting in a noncash impairment loss of approximately $2.3 billion during 1997. The estimated fair value was based on anticipated future cash flows discounted at a rate commensurate with the risk involved.

4. OTHER CURRENT LIABILITIES

Other current liabilities consist of the following at September 30, 1998:

            Accounts payable                  $ 23,207
            Employee compensation               29,915
            Other                               49,331
                                              --------
                                              $102,453
                                              ========


                    PCS Holding Corporation and Subsidiaries

                                  (Unaudited)

                             (Dollars in thousands)


5. SUBSEQUENT EVENTS

In November 1998, the Parent entered into an agreement with Rite Aid Corporation (Rite Aid) whereby Rite Aid will purchase from the Parent all shares of the Company's Class A stock for approximately $1.5 billion, with the Parent retaining $100 million of additional cash. In connection with this transaction, the Company bought back all outstanding Class B shares for $172,660. Class B dividends of $5,671 were paid at the time of the buy back of the Class B shares. The buy back of the Class B shares and the payment of the dividends were primarily funded by a $177,120 capital contribution from the Parent.

The terms of the sale agreement support the future benefit of the carrying value of goodwill and net deferred tax assets. The Company is not aware of any plans or intentions, in connection with the proposed sale, to terminate any of the Company's pension or other postretirement employee benefit plans.

Item 7.  (b) Pro forma financial information

           UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL DATA

        INTRODUCTION TO PRO FORMA CONDENSED CONSOLIDATED FINANCIAL DATA.

The following Unaudited Pro Forma Condensed Consolidated Statements of Operations for the 39 weeks ended November 28, 1998 and the fiscal year ended February 28, 1998 present unaudited pro forma operating results for the registrant as if the PCS acquisition and the other transactions described in the next paragraph (the "Pro Forma Transactions") had occurred as of the beginning of the periods presented. The following Unaudited Pro Forma Condensed Consolidated Balance Sheet presents the unaudited pro forma financial condition of the Company as if the Pro Forma Transactions had occurred as of November 28, 1998. The excess of the purchase price of PCS over the net identifiable assets and liabilities of PCS is reported as goodwill. The carrying values of PCS' net assets are assumed to equal their fair values for purposes of these unaudited pro forma condensed consolidated financial statements unless indicated otherwise in the Notes to Unaudited Pro Forma Condensed Consolidated Financial Data. These values are subject to revision following the results of any appraisals and evaluation of identifiable intangibles, if any, after consummation of the PCS acquisition and related transactions. The Pro Forma Transactions are: (i) the PCS acquisition, which is accounted for under the purchase method of accounting;
(ii) the establishment by the registrant of a new credit facility (the "Credit Facility") with a syndicate of commercial banks that provides for loans in the aggregate amount of $1.3 billion; (iii) the payment of certain fees and expenses relating to the PCS acquisition (estimated at $10.0 million), through the issuance by the registrant of commercial paper, and (iv) the reduction of the PCS accounts receivable and additional paid-in capital to reflect cash to be retained by Lilly as part of the PCS transaction, each as more fully described in the accompanying Notes to Unaudited Pro Forma Condensed Consolidated Financial Data. While the pro forma adjustments are based upon certain assumptions the registrant considered reasonable in the circumstances, final amounts will differ from those set forth in the following unaudited pro forma condensed consolidated financial data. The unaudited pro forma condensed consolidated financial data does not reflect any synergies expected to be realized after the PCS acquisition (because their realization cannot be assured). The accompanying Notes to Unaudited Pro Forma Condensed Consolidated Financial Data describe other adjustments related to the PCS acquisition.

THE UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL DATA IS PRESENTED FOR INFORMATIONAL PURPOSES ONLY AND IS NOT NECESSARILY INDICATIVE OF THE OPERATING RESULTS OR FINANCIAL POSITION THAT WOULD HAVE OCCURRED HAD THE PCS ACQUISITION AND OTHER TRANSACTIONS DESCRIBED HEREIN BEEN CONSUMMATED AT THE DATES INDICATED, NOR IS IT NECESSARILY INDICATIVE OF THE FUTURE OPERATING RESULTS OR FINANCIAL POSITION OF THE COMPANY FOLLOWING THE PCS ACQUISITION.

The unaudited pro forma condensed consolidated financial data should be read in conjunction with each of the consolidated financial statements of the registrant and PCS and the related notes thereto contained in (i) the registrant's Annual Report on Form 10-K for the year ended February 28, 1998, (ii) the registrant's Quarterly Report on Form 10-Q for the quarter ended November 28, 1998, (iii) PCS' audited financial statements for the year ended December 31, 1997 included herein, and (iv) PCS' unaudited financial statements for the 9 months ended September 30, 1998 included herein.

                RITE AID CORPORATION AND PCS HOLDING CORPORATION
            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                            (in millions of dollars)

                                                        HISTORICAL (UNAUDITED)
                                                       -----------------------
                                                        RITE AID         PCS                                PRO FORMA
                                                         NOV 28        SEPT 30           PRO FORMA            NOV 28
                                                          1998           1998           ADJUSTMENTS            1998
                                                       --------        --------         ------------       ---------
                       ASSETS

Cash................................................   $   97.8        $    3.8         $   (5.8)(d)       $    95.8
Accounts and notes receivable.......................      204.1           523.8           (100.0)(e)           627.9
Inventories.........................................    3,075.0            15.3               --             3,090.3
Prepaid expenses and other current assets...........       84.7            17.7               --               102.4
                                                       --------        --------         ------------       ---------
    Total Current Assets............................    3,461.6           560.6           (105.8)            3,916.4

Property, plant and equipment, net..................    2,665.3            70.0               --             2,735.3
Intangible assets...................................    1,931.8         1,407.1            233.3(e)          3,572.2
Other assets........................................      200.5            30.7              5.8(d)            237.0
                                                       --------        --------         ------------       ---------
Total Assets........................................   $8,259.2        $2,068.4         $  133.3           $10,460.9
                                                       ========        ========         ============       =========
                    LIABILITIES

Short-term debt and current maturities of
  long-term debt....................................   $  188.4              --         $1,500.0(d)        $ 1,688.4
Accounts payable....................................      874.8           233.5               --             1,108.3
Other current liabilities...........................      448.8           443.6             10.0(e)            902.4
                                                       --------        --------         ------------       ---------
    Total Current Liabilities.......................    1,512.0           677.1          1,510.0             3,699.1

long-term debt and capital leases, less
  current maturities................................    3,228.9              --               --             3,228.9
Other noncurrent liabilities........................      593.1            14.6               --               607.7


                STOCKHOLDERS' EQUITY

Common Stock, par value $1 per share................      258.7              --               --               258.7
Additional paid-in capital..........................    1,352.1         3,952.9         (3,952.9)(e)         1,352.1
Retained earnings\(accumulated deficit).............    1,315.2        (2,576.2)         2,576.2(e)          1,315.2
Accumulated other comprehensive income..............       (0.8)             --               --                (0.8)

                                                       --------        --------         ------------       ---------
Total Stockholders' Equity..........................    2,925.2         1,376.7         (1,376.7)            2,925.2
                                                       --------        --------         ------------       ---------
Total Liabilities and Stockholders' Equity..........   $8,259.2        $2,068.4         $  133.3           $10,460.9
                                                       ========        ========         ============       =========

                RITE AID CORPORATION AND PCS HOLDING CORPORATION
       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                    (in millions except per share earnings)

                                                      HISTORICAL (AUDITED)
                                                   --------------------------
                                                    RITE AID           PCS           PRO FORMA                      PRO FORMA
                                                   YEAR ENDED      YEAR ENDED      AMORTIZATION      PRO FORMA     YEAR ENDED
                                                     FEB 28           DEC 31      AND IMPAIRMENT     FINANCING        FEB 28
                                                      1998             1997         ADJUSTMENTS     TRANSACTIONS       1998
------------------------------------------------------------------------------------------------------------------------------
Sales............................................   $11,375.1       $   547.4         $     --          $  --        $11,922.5

COSTS AND EXPENSES:
Cost of goods sold, including occupancy costs....     8,290.9           428.7               --             --          8,719.6
Selling, general and administrative expense......     2,394.4           162.8            (24.0)(a)         --          2,533.2
Interest expense.................................       159.8              --                            89.2(b)         249.0
Asset impairment.................................          --         2,345.2         (2,345.2)(c)         --               --
                                                    ---------       ---------         --------         ------        ---------
                                                     10,845.1         2,936.7         (2,369.2)          89.2         11,501.8
                                                    ---------       ---------         --------         ------        ---------
Income before income taxes.......................       530.0        (2,389.3)         2,369.2          (89.2)           420.7
Income taxes.....................................       213.6             6.3               --          (35.4)(f)        184.5
                                                    ---------       ---------         --------         ------        ---------
Net Income.......................................   $   316.4       $(2,395.6)        $2,369.2         $(53.8)       $   236.2
                                                    =========       =========         ========         ======        =========

Effect of dilutive securities
  6.75% zero coupon convertible subordinated
    notes........................................         5.3              --               --             --              5.3
  5.25% convertible subordinated notes...........         9.9              --               --             --              9.9
                                                    ---------       ---------         --------          -----        ---------
Net Income assuming dilution.....................   $   331.6       $(2,395.6)        $2,369.2         $(53.8)       $   251.4
                                                    =========       =========         ========         ======        =========

Basic weighted average shares....................       250.6              --               --             --            250.6
  Employee stock options.........................         5.5              --               --             --              5.5
  6.75% zero coupon convertible subordinated
    notes........................................         7.0              --               --             --              7.0
  5.25% convertible subordinated notes...........         8.5              --               --             --              8.5
                                                    ---------       ---------         --------         ------        ---------
Dilutive weighted average shares.................       271.6              --               --             --            271.6
                                                    =========       =========         ========         ======        =========

Basic earnings per share.........................   $    1.26       $      --         $     --         $   --        $    0.94
                                                    =========       =========         ========         ======        =========

Diluted earnings per share.......................   $    1.22       $      --         $     --         $   --        $    0.93
                                                    =========       =========         ========         ======        =========

                RITE AID CORPORATION AND PCS HOLDING CORPORATION
       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                      (IN MILLIONS EXCEPT PER SHARE EARNINGS)

                                                          HISTORICAL (UNAUDITED)
                                                          ---------------------
                                                                RITE AID             PCS     PRO FORMA                    PRO FORMA
                                                          39 WEEKS ENDED  9 MONTHS ENDED      GOODWILL    PRO FORMA  39 WEEKS ENDED
                                                                  NOV 28         SEPT 30  AMORTIZATION    FINANCING          NOV 28
                                                                    1998            1998   ADJUSTMENTS TRANSACTIONS            1998
                                                          --------------  --------------  ------------ ------------  --------------


Sales...................................................       $ 9,166.6        $  600.8    $    --    $      --       $  9,767.4


COSTS AND EXPENSES:
Cost of goods sold, including occupancy costs...........         6,721.2           469.2         --           --          7,190.4
Selling, general and administrative expense.............         1,911.4           100.1        1.6(a)        --          2,013.1
Interest expense........................................           128.1              --         --        66.9 (b)         195.0
Store closing and other costs...........................           264.2              --         --           --            264.2
                                                                --------       ---------    -------      -------       ----------
                                                                 9,024.9           569.3       1.6         66.9           9,662.7
                                                                --------       ---------    -------      -------       ----------

Income before income taxes..............................           141.7            31.5      (1.6)       (66.9)            104.7
Income taxes............................................            56.7            21.7         --       (26.6)(f)          51.8
                                                                --------        --------    -------      -------      -----------
Net Income..............................................        $   85.0        $    9.8    $ (1.6)    $  (40.3)       $     52.9
                                                                ========    ============   ========   ==========      ===========

Effect of dilutive securities
  6.75% zero coupon convertible subordinated notes......              --              --         --           --               --
  5.25% convertible subordinated notes..................              --              --         --           --               --
                                                                --------     -----------    -------    ---------      -----------
 Net Income assuming dilution...........................        $   85.0        $    9.8    $ (1.6)    $  (40.3)       $     52.9
                                                                ========     ===========    =======   ==========      ===========

Basic weighted average shares...........................           258.4              --         --           --            258.4
 Employee stock options.................................             7.1              --         --           --              7.1
 6.75% zero coupon convertible subordinated notes.......              --                                                       --
 5.25% convertible subordinated notes...................              --              --         --           --               --
                                                                --------     -----------    -------    ---------     ------------
Dilutive weighted average shares........................           265.5              --         --           --            265.5
                                                               =========     ===========    =======    =========     ============
Basic earnings per share................................       $    0.33        $     --    $    --    $      --      $      0.20
                                                               =========     ===========    =======    =========     ============
Diluted earnings per share..............................       $    0.32        $     --    $    --    $      --      $      0.20
                                                               =========     ===========    =======    =========     ============

      NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL DATA

BASIS OF CONSOLIDATION

PCS' most recent audited fiscal year data, included in this Form 8-K, is for the year ended December 31, 1997. For purposes of the Unaudited Pro Forma Condensed Consolidated Statement of Operations for the fiscal year ended February 28, 1998, the registrant's historical information is from the fiscal year ended February 28, 1998, and the results of operations for PCS are for the 12 months ended December 31, 1997. For purposes of the interim Unaudited Pro Forma Condensed Consolidated Statement of Operations for the 39 weeks ended November 28, 1998, the results of operations for the 39-week period ended November 28, 1998 were used for the registrant, and the results of operations for the 9 month period ended September 30, 1998 were used for PCS. The registrant expects to achieve synergies and cost reductions as a result of integrating PCS into Rite Aid. However, for purposes of the Unaudited Pro Forma Condensed Consolidated Statements of Operations, these and other potential synergies have not been reflected because their realization cannot be assured.

                 DETERMINATION AND ALLOCATION OF PURCHASE PRICE

At the date of the PCS acquisition, all of the outstanding shares of PCS Common Stock will be purchased for $1,500,000,000. The PCS acquisition will be recorded using the purchase method of accounting for business combinations. The preliminary allocation of the pro forma purchase price by the registrant is as follows:

PCS purchase price                           $1,500,000,000
Transaction costs                                10,000,000
                                             --------------
Pro forma purchase price                     $1,510,000,000
                                             ==============

Pro forma purchase price                     $1,510,000,000
Net liabilities acquired                        130,400,000
                                             --------------
Goodwill                                     $1,640,400,000
                                             ==============

Pro Forma Adjustments

(a) Pro forma goodwill amortization adjustments resulted in a net reduction of amortization expense of $24,000,000 for the year ended February 28, 1998 and additional amortization expense of $1,600,000 for the thirty-nine weeks ended November 28, 1998. Goodwill amortization expense results from pro forma goodwill of approximately $1,640,400,000. The registrant has determined that the estimated useful life of goodwill resulting from the PCS acquisition is primarily indeterminate and likely exceed 40 years. Accordingly, the registrant will amortize goodwill as prescribed in Accounting Principles Board Opinion No. 17, Intangible Assets, over the maximum allowable period of 40 years, not an arbitrary shorter period. Pro forma goodwill amortization expenses are approximately $41,000,000 for the year ended February 28, 1998 and $30,800,000 for the thirty-nine weeks ended November 28, 1998. PCS had recorded goodwill amortization expense in its historical financial statements including $65,010,000 for the year ended December 31, 1997 and $29,200,000 for the 9 months ended September 30, 1998. Accordingly, pro forma adjustments have been made to eliminate these amounts included in the historical financial statements of PCS.

(b) Pro forma interest expense of $89,200,000 for the year ended February 28, 1998 and $66,850,000 for the thirty-nine weeks ended November 28, 1998 resulted from pro forma borrowings to complete the PCS transaction. Pro forma proceeds of approximately

     $1,500,000,000 from commercial paper borrowings were assumed for purposes of completing the transaction. The registrant's weighted average commercial paper interest rates were 5.7% for the year ended February 28, 1998 and thirty-nine weeks ended November 28, 1998. Pro forma interest expense was computed using a rate of 5.8% reflecting the 5.7% weighted average rates for these periods plus 10 basis points for credit facility usage fees. Accordingly, pro forma interest expense is approximately $87,000,000 for the year ended February 28, 1998 and $65,250,000 for the thirty-nine weeks ended November 28, 1998. In addition, the registrant paid approximately $5,800,000 for financing costs associated with a credit facility supporting the commercial paper borrowings. Amortization of these deferred financing costs through the facility expiration date resulted in pro forma interest expense of $2,200,000 for the year ended February 28, 1998 and $1,600,000 for the thirty-nine weeks ended November 28, 1998.

(c) Pro forma adjustment of $2,345,244,000 is to reverse impairment losses resulting from goodwill reported in the historical PCS operating results to reflect pro forma operating results of the registrant for the year ended February 28, 1998. The impairment loss related to goodwill reported in the historical financial statements of PCS during 1997 would not have occurred in the pro forma operating results of the registrant because pro forma goodwill of $1,640,400,000 as of the beginning of 1997 is less than goodwill of $3,846,543,000 reported in PCS's historical financial statements as of January 1, 1997. The historical impairment loss related directly to PCS goodwill of $3,846,543,000.

(d) Pro forma adjustments to reflect the net proceeds of commercial paper borrowings used to complete the PCS transaction and pay debt issuance costs. Debt issuance costs consist primarily of underwriting and credit facility commitment fees. The net effect on cash was a reduction of $5,800,000, an increase in deferred finance costs of $5,800,000 and an increase in debt of $1,500,000,000.

(e) Pro forma adjustments to record the registrant's $1,500,000,000 investment in PCS, eliminate $1,276,700,000 of the net equity acquired of PCS, record pro forma reserves of $10,000,000 for direct acquisition expenses, reduce accounts receivable due from Lilly and equity $100,000,000 to reflect cash retained by Lilly and adjust goodwill $233,300,000 to reflect the registrant's pro forma purchase price allocation for goodwill of $1,640,400,000.

(f) The tax effects of pro forma adjustments were calculated using statutory rates in effect during the year ended February 28, 1998 and the thirty-nine weeks ended November 28, 1998.